Exhibit 21.1

CIBER, Inc.

List of Subsidiaries

As of February 28, 2002

Name	Jurisdiction of Organization
CIBER Associates, Inc.	Delaware
DigiTerra, Inc.,	Delaware
CIBER of Canada, Inc.	Canada
Waterstone, Inc.	Delaware
Enspherics, Inc.	Colorado
CIBER International, Inc.	Delaware
Arsenal Acquisition Corporation	Delaware
CIBER International Holdings C.V.	The Netherlands
CIBER European Holdings B.V.	The Netherlands
Solution Partners B.V.	The Netherlands
CIBER Deutschland GmBH	Germany
CIBER Hungary Consulting LLC	Hungary
CIBER (UK) Limited	United Kingdom
CIBER Solution Partners (UK) Limited	United Kingdom
Aris UK Limited	United Kingdom